NEWS FOR IMMEDIATE RELEASE
July 27, 2011

Company Contact:
Anthony Dombrowik
(509) 568-7800

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc.

Reports Second Quarter 2011 Results

Continued Encouraging Trends for Core Student Ambassadors Programs in 2011

Spokane, WA, July 27, 2011 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the second quarter and six months ended June 30, 2011.

Overview

•	Year-to-date reported total revenue of $37.7 million compared to $41.4 million in the same period last year.

•	Gross revenue, from all sources including non-directly delivered programs, for the first six months of 2011 was $89.0 million, up 3.1 percent compared to $86.2 million in the same period of last year.

•	13,582 delegates traveled year-to-date compared to 14,199 delegates traveled in the same period last year.

•	Year-to-date net income of $4.7 million, or $0.26 per diluted share, compared to $7.7 million, or $0.40 per diluted share, in the same period last year.

•	Year-to-date gross margin of 38.1 percent compared to 41.9 percent in the same period last year.

•	Enrolled revenue for 2011 programs is down 5 percent year-over-year; enrolled revenue for the core Student Ambassadors Programs is up 5 percent year-over-year.

•	Maintained strong balance sheet and liquidity position; Cash and cash equivalents and available-for-sale securities balance of $90.0 million and no debt outstanding.

•	Repurchased approximately 60,000 shares of common stock for $0.7 million during the second quarter and paid quarterly dividend of $0.06 per share.

•	As previously reported, the Company’s board of directors authorized a $15.0 million increase in the funds which may be utilized under the Company's stock repurchase plan.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Gross revenue, all travel programs	$86,260	$82,387	$87,036	$84,726
Internet content and advertising revenue	$914	$761	$1,917	$1,515
Gross margin, all travel programs	$32,063	$33,855	$32,236	$34,804
Gross margin, internet content and advertising	$785	$654	$1,655	$1,298
Gross margin percentage	37.7%	41.5%	38.1%	41.9%
Operating expense	$13,559	$12,393	$28,037	$25,489
Net income before special items	$13,925	$15,186	$5,436	$8,002
Net income	$13,431	$15,183	$4,702	$7,694
Income per diluted share	$0.75	$0.78	$0.26	$0.40

Commenting on the Company’s results, Jeff Thomas, Ambassador Group’s President and Chief Executive Officer, said, “We commenced the 2011 summer travel season with headwinds from the current economic cycle and global events in both Japan and the Middle East. Through the first half of 2011, we traveled 13,582 delegates, down 4 percent compared to 14,199 delegates traveled during the same period last year. This expected decline was primarily due to fewer travelers in our domestic Student Leadership Programs. In addition, we anticipate that we will see a decrease in the number of delegates traveled on our Citizen Programs by the end of the year. To better address the evolving market for these programs, we are currently re-assessing our opportunity and working to improve their value proposition going forward. In addition, we are experiencing pressure on gross margins, which declined to 38.1 percent for the first six months of 2011 from 41.9 percent in the same period last year. The margins were impacted not only by the change in product mix, but also by higher land and air travel costs. We continue to take proactive measures to mitigate the impact of these operational challenges on our profitability. A highlight in the second quarter was the year-over-year growth of our flagship Student Ambassadors Programs. Total enrolled revenue for 2011, which includes delegates traveled and those yet to travel, is 5 percent higher for our Student Ambassadors Programs on a year-over-year basis.  As the most significant contributor to our financial results, the improving performance of Student Ambassadors is very encouraging and a positive trend for our overall business.”

Thomas continued, “The perceived value of the educational experience we offer our delegate travelers is as compelling as ever based on delegate and family feedback that we have received thus far this season.  While still in the midst of the peak travel time, early indications are that our Net Promoter scores are again coming in strong.”

“We continue to make strategic investments to retain our existing enrolled travelers and attract new delegates to our programs.  Our ongoing retention efforts have been improved with the adoption of a new higher-touch model to increase excitement and build a heightened sense of community among enrolled delegate travelers.  We believe these efforts have contributed to the significantly lower withdrawal rates than we had experienced early in the 2011 enrollment cycle.  In addition, we are rolling-out a new integrated marketing promotion for the 2012 travel season featuring former American Idol winner and recording artist, Jordin Sparks, who recently traveled on one of our Student Ambassadors itineraries.”

Thomas concluded, “We ended the second quarter with cash, cash equivalents and short-term available-for-sale securities of $90.0 million and no outstanding debt.  In addition to maintaining our quarterly common stock dividend of $0.06 per share, we repurchased approximately 60,000 shares of stock for approximately $0.7 million during the quarter.  Our board of directors also authorized a $15 million increase to the Company’s existing stock repurchase program.  Our strong balance sheet and liquidity position provides us with significant financial flexibility to enhance long term shareholder value.”

Second Quarter 2011 Results

During the second quarter of 2011, the Company traveled 13,262 delegates, a 1 percent decrease compared to 13,396 during the prior year quarter.  A 7 percent increase in delegates traveling on the core Students Ambassador Programs and a modest increase in delegates traveling on the Citizens Ambassadors Programs during this quarter nearly offset a reduction in delegates traveling on the Company’s Leadership Ambassador Programs.

Total revenue of $36.1 million declined 7 percent compared to $38.7 million during the prior year quarter.  The decrease in delegates traveled and resulting travel-related revenue more than offset the 20 percent increase in internet content and advertising revenue related to BookRags, the Company’s internet research business. Net income for the second quarter of 2011 was $13.4 million, or $0.75 per diluted share, compared to net income of $15.2 million, or $0.78 per diluted share, in the prior year period.

Gross margin for the quarter was $32.8 million, down from $34.5 million in the second quarter of 2010 primarily related to the aforementioned revenue decline.  Gross margin percentage decreased to 37.7 percent from 41.5 percent in the prior year period due to change in product mix and increased land and air costs.  Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

Second quarter 2011 operating expenses increased 9 percent, primarily due to higher legal expenses and incremental costs associated with both retention efforts and our integrated marketing efforts.

Other income decreased slightly year-over-year due primarily to lower interest and dividend income.  The income tax provision decreased by $1.1 million driven primarily by the lower pre-tax income.

Six Months Ended June 30, 2011 Results

During the six months ended June 30, 2011, the Company traveled 13,582 delegates, a 4 percent decrease compared to 14,199 delegates in the same period last year.  Total revenue of $37.7 million declined 9 percent compared to $41.4 million in the same period last year.  The decrease in delegates traveled and resulting travel-related revenue more than offset the 27 percent increase in internet content and advertising revenue related to BookRags.  Net income for six months ended June 30, 2011 was $4.7 million, or $0.26 per diluted share, compared to net income of $7.7 million, or $0.40 per diluted share, in the prior year period.

Gross margin for the six months ended June 30, 2011 was $33.9 million, down from $36.1 million in the same period last year.  Gross margin percentage decreased to 38.1 percent from 41.9 percent in the same period last year primarily due to a change in product mix and higher land and air travel costs.

Total operating expenses for the six months ended June 30, 2011 increased 10 percent compared to the same period last year, primarily due to higher legal expenses and incremental costs associated with retention and marketing initiatives.

Other income for the six months ended June 30, 2011 increased by 7 percent primarily due to a foreign currency de-designation gain during the first quarter of 2011 related to Japanese currency, offset by lower interest and dividend income.  The income tax provision decreased by $1.7 million driven primarily by the lower pre-tax income.

Balance Sheet and Liquidity

Total assets at June 30, 2011 were $157.7 million, including $90.0 million in cash, cash equivalents and short-term available-for-sale securities. Long-lived assets totaled $40.2 million reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building.  Total liabilities were $74.0 million, including $61.8 million in participant deposits for future travel.  The Company has no debt outstanding.  Deployable cash at June 30, 2011 was $41.3 million.

The Company paid a quarterly dividend of $0.06 per share on June 9, 2011.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Six months ended June 30,
	2011	2010
Cash flow from operations	$19,695	$33,517
Purchases of property, equipment and intangibles	(2,108)	(2,972)
Free cash flow	17,587	30,545

Net purchase of available-for-sale securities	(10,739)	(26,967)
Dividend payments to shareholders	(2,143)	(2,314)
Repurchase of common stock	(6,091)	(1,791)
Other cash flows, net	165	514
Net change in cash and cash equivalents	$(1,221)	$(13)

The change in cash flow from operations between periods and in turn free cash flow, was driven primarily by lower participant deposits related to the 2011 travel remaining for the Citizen and Leadership program offerings and lower net income year over year.

Deployable cash and free cash flow are non-GAAP measures defined in the attached schedules.

Share Repurchase Program

During the second quarter of 2011, the Company repurchased approximately 60,000 shares for approximately $0.7 million including brokerage fees.  On May 12, 2011, the Company announced that its board of directors authorized a $15.0 million increase in the funds which the Company may spend under the Company's stock repurchase plan and as of June 30, 2011 no stock repurchases have occurred under this authorization.  At June 30, 2011 the Company had 17,712,836 shares of common stock issued and outstanding.

Outlook for 2011

As of July 24, 2011, enrolled revenue for 2011 travel programs, which includes delegates traveled and those yet to travel, was $151.9 million, down 5 percent from the same point in 2010, reflecting enrolled travelers of 24,007 compared to 26,826 at the same date in 2010. Enrolled revenue for the Company’s core product, Student Ambassadors, is up 5 percent to $134.1 compared to $128.0 at the same date last year.

Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Considering the unpredictable nature of many of the travel cost drivers and both national and world events impacting travel decisions,  guidance for 2011 has been difficult to  gauge. Based on the latest enrollment information, the declines in expected travelers year on year for 2011 on the Leadership and Citizens People to People programs, and the volatile tendencies of airline costs, the Company is changing its guidance for 2011 to the following:

•	Consolidated gross revenues for all programs and operations to be down 3% to 5% compared to 2010;

•	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 38.0% to 39.0%; and

•	Net income before any special items of between $4.5 million and $6.5 million.

Special items for the quarter and year-to-date currently include legal costs associated with the class action law suit and ongoing SEC inquiry and the impact of de-designation of foreign currency positions.  A table outlining those special items is included at the end of this release.

Conference Call and Webcast Information

The Company will host a conference call to discuss second quarter 2011 results of operations on Thursday, July 28, 2011, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-389-5997 or 719-325-2236 (international) and providing the pass code: 5953156.  Approximately 24 hours following the call, a webcast will be available through October 26, 2011 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through August 3, 2011 and can be accessed by dialing 888-203-1112 and providing the pass code: 5953156.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 11, 2011, proxy statement filed April 12, 2011.

AMBASSADORS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended June 30,
	2011	2010	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$30,615	$31,033	$(418)	-1%
Gross revenue, directly delivered programs (2)	4,527	6,870	(2,343)	-34%
Internet content and advertising revenue	914	761	153	20%
Total revenue	36,056	38,664	(2,608)	-7%
Cost of sales, directly delivered programs (2)	3,079	4,048	(969)	-24%
Cost of sales, internet content and advertising	129	107	22	21%
Gross margin (3)	32,848	34,509	(1,661)	-5%

Operating expenses:
Selling and marketing	9,439	8,981	458	5%
General and administration	4,120	3,412	708	21%
Total operating expenses	13,559	12,393	1,166	9%

Operating income	19,289	22,116	(2,827)	-13%

Other income (expense)
Interest and dividend income	416	463	(47)	-10%
Foreign currency expense and other	(10)	-	(10)	-100%
Total other income	406	463	(57)	-12%
Income before income tax provision	19,695	22,579	(2,884)	-13%
Income tax provision	(6,264)	(7,396)	1,132	-15%
Net income	$13,431	$15,183	$(1,752)	-12%

Weighted average shares outstanding – basic	17,672	19,187	(1,515)	-8%
Weighted average shares outstanding – diluted	17,824	19,410	(1,586)	-8%

Net income per share — basic	$0.76	$0.79	$(0.03)	-4%
Net income per share — diluted	$0.75	$0.78	$(0.03)	-4%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	Quarter ended June 30,
	2011	2010	% Change
Gross revenue	$81,733	$75,517	8%
Cost of sales	51,118	44,484	15%
Net revenue	$30,615	$31,033	-1%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share data)
	UNAUDITED
	Six months ended June 30,
	2011	2010	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$30,580	$31,236	$(656)	-2%
Gross revenue, directly delivered programs (2)	5,221	8,649	(3,428)	-40%
Internet content and advertising revenue	1,917	1,515	402	27%
Total revenue	37,718	41,400	(3,682)	-9%
Cost of sales, directly delivered programs (2)	3,565	5,081	(1,516)	-30%
Cost of sales, internet content and advertising	262	217	45	21%
Gross margin (3)	33,891	36,102	(2,211)	-6%

Operating expenses:
Selling and marketing	19,534	18,383	1,151	6%
General and administration	8,503	7,106	1,397	20%
Total operating expenses	28,037	25,489	2,548	10%

Operating income	5,854	10,613	(4,759)	-45%

Other income (expense)
Interest and dividend income	751	874	(123)	-14%
Foreign currency expense and other	171	(14)	185	-1321%
Total other income	922	860	62	7%
Income before income tax provision	6,776	11,473	(4,697)	-41%
Income tax provision	(2,074)	(3,779)	1,705	-45%
Net income	$4,702	$7,694	$(2,992)	-39%

Weighted average shares outstanding – basic	17,841	19,112	(1,271)	-7%
Weighted average shares outstanding – diluted	18,010	19,346	(1,336)	-7%

Net income per share — basic	$0.26	$0.40	$(0.14)	-35%
Net income per share — diluted	$0.26	$0.40	$(0.14)	-35%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	Quarter ended June 30,
	2011	2010	% Change
Gross revenue	$81,815	$76,077	8%
Cost of sales	51,235	44,841	14%
Net revenue	$30,580	$31,236	-2%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	June 30,		December 31,
	2011	2010	2010
Assets
Current assets:
Cash and cash equivalents	$5,617	$7,643	$6,838
Available-for-sale securities	84,360	100,172	72,540
Foreign currency exchange contracts	1,608	-	1,864
Prepaid program cost and expenses	23,815	26,196	3,230
Accounts receivable	1,262	1,201	1,976
Deferred tax asset	-	578	-
Total current assets	116,662	135,790	86,448
Property and equipment, net	27,104	29,156	27,625
Available-for-sale securities	719	1,247	1,250
Intangibles	3,361	3,107	3,367
Goodwill	9,781	9,781	9,781
Other long-term assets	89	110	85
Total assets	$157,716	$179,191	$128,556

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$10,651	$14,408	$5,954
Participants’ deposits	61,757	66,982	34,436
Foreign currency exchange contracts	-	975	-
Deferred tax liability	290	-	668
Other liabilities	81	108	107
Total current liabilities	72,779	82,473	41,165
Deferred tax liability	1,218	13	1,353
Total liabilities	73,997	82,486	42,518
Stockholders’ equity	83,719	96,705	86,038
Total liabilities and stockholders’ equity	$157,716	$179,191	$128,556

AMBASSADORS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$4,702	$7,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,364	2,341
Stock-based compensation	938	1,023
Deferred income tax benefit	(582)	(300)
Gain on foreign currency exchange contracts	(20)	-
Loss on disposition of property and equipment	66	266
Excess tax benefit from stock-based compensation	(15)	(125)
Change in assets and liabilities:
Accounts receivable and other assets	714	820
Prepaid program costs and expenses	(20,585)	(23,022)
Accounts payable, accrued expenses, and other current liabilities	4,792	8,975
Participants’ deposits	27,321	35,845
Net cash provided by operating activities	19,695	33,517

Cash flows from investing activities:
Purchase of available for sale securities	(47,881)	(52,814)
Proceeds from sale of available-for-sale securities	37,142	25,847
Purchase and construction of property and equipment	(1,895)	(2,498)
Proceeds from sale of property and equipment	19	-
Purchase of intangibles	(213)	(474)
Net cash used in investing activities	(12,828)	(29,939)

Cash flows from financing activities:
Repurchase of Common Stock	(6,091)	(1,791)
Dividend payment to shareholders	(2,143)	(2,314)
Proceeds from exercise of stock options	131	389
Excess tax benefit from stock-based compensation	15	125
Net cash used in financing activities	(8,088)	(3,591)

Net decrease in cash and cash equivalents	(1,221)	(13)
Cash and cash equivalents, beginning of period	6,838	7,656
Cash and cash equivalents, end of period	$5,617	$7,643

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash as June 30, 2011 and 2010 and December 31, 2010 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2011	2010	2 010
Cash, cash equivalents and short-term available-for-sale securities	$89,977	$107,815	$79,378
Prepaid program cost and expenses	23,815	26,196	3,230
Less: Participants’ deposits	(61,757)	(66,982)	(34,436)
Less: Accounts payable / accruals / other liabilities	(10,732)	(14,516)	(6,061)
Deployable cash	$41,303	$52,513	$42,111

Special Items

The Company impaired assets and incurred losses on the sale of equipment primarily related to its print facility and moving those activities to an outsourced vendor. Also, the Company recognized a foreign currency gain from de-designating Japanese Yen contracts.

Lastly, as previously disclosed, the Company was party to a shareholder class action suit and is party to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov.

As a result of these events, the operations as presented in the accompanying financial statements for the six months ended June 30, 2011 and 2010 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income		EPS
	Three months ended June 30,		Three months ended June 30,
	2011	2010	2011	2010
Amount before special items	$13,925	$15,186	$0.78	$0.78
Asset impairments and loss on sale	(62)	-	-	-
Legal fees – class action and SEC, net	(662)	(4)	(0.04)	-
Tax impact	230	1	0.01	-
Amount per consolidated statement of operations	$13,431	$15,183	$0.75	$0.78

	UNAUDITED
	Net Income		EPS
	Six months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Amount before special items	$5,436	$8,002	$0.30	$0.41
Asset impairments and loss on sale	(66)	(243)	-	(0.01)
Foreign currency de-designation gain	183	-	0.01	-
Legal fees – class action and SEC, net	(1,175)	(217)	(0.07)	(0.01)
Tax impact	324	152	0.02	0.01
Amount per consolidated statement of operations	$4,702	$7,694	$0.26	$0.40